Exhibit 99.1
Contact
At the Company:
Robert McNally, President & CEO
(678) 384-7220 or rmcnally@geovax.com
At The Investor Relations Group:
Investor Relations
James Carbonara / Jason Strominger
or
Public Relations
Janet Vasquez / Robin O’Malley
(212) 825-3210
FOR IMMEDIATE RELEASE
MONDAY, MARCH 30, 2010
GEOVAX LABS GRANTED ALLOWANCE BY FDA TO START PHASE 1
CLINICAL TRIAL FOR HIV/AIDS THERAPEUTIC VACCINE
Company Will Begin Non-Blinded Study in HIV Infected Individuals
Who Started Drug Treatment During Their First Year of Infection
SMYRNA, GA — March 30, 2010 — GeoVax Labs, Inc. (OTCBB: GOVX), a biotechnology company that creates, develops, and tests innovative HIV/AIDS vaccines, is now allowed by the FDA (US Food and Drug Administration) to begin a phase 1 clinical trial for GeoVax’s therapeutic vaccine, which is intended as a treatment for individuals infected with HIV (Human Immunodeficiency Virus). The company will begin a non-blinded study in HIV infected individuals who started drug treatment during their first year of infection.
Robert McNally, Ph.D., President and CEO of GeoVax, stated, “Based upon preclinical animal data, we believe our therapeutic vaccine may improve treatment options for people infected with HIV and are delighted we will be able to begin a phase 1 clinical trial. An unmet need exists in the market for a HIV therapeutic vaccine if it can reduce the need for expensive and poorly tolerated lifelong oral medications currently available to infected individuals. We also recognize that this trial will enable GeoVax to gather crucial information toward our vaccine’s success on a more timely basis than the time required to perform a preventative trial. ”
The protocol for the Phase 1 clinical trial, conceived in collaboration with ARCA (AIDS Research Consortium of Atlanta), will carefully monitor safety while evaluating the ability of the vaccine to elicit protective immune responses in vaccinated participants. The next step of starting the process will be a submission by ARCA to the IRB (Institutional Review Board) for local review of trial documentation, a standard requirement to protect human subjects. The trial is based on the achievement of post-vaccine viral control in animal studies conducted in recently infected non-human primates at the Yerkes National Primate Research Center, affiliated with Emory University.
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About GeoVax Labs, Inc.
GeoVax is a biotechnology company developing human vaccines for diseases caused by HIV-1 (Human Immunodeficiency Virus — AIDS) and other infectious agents. Our goals include developing AIDS vaccines for global markets, manufacturing and testing these vaccines under GMP/GLP conditions (FDA guidelines), conducting human trials for vaccine safety and effectiveness, and obtaining regulatory approvals to move the product forward. All preventative phase 1 human clinical trials conducted to date tested various combinations and doses of our DNA and MVA AIDS vaccines in human volunteers for their demonstrated ability to raise anti-HIV immune responses as well as for their safety. Successful results from all phase 1 testing supported the initiation of the first phase 2 testing. GeoVax’s phase 2 human trial began in January 2009 and will involve 225 participants at sites in the United States and South America. Long term, we expect that GeoVax will grant manufacturing and distribution rights in several global markets in return for upfront fees, collaborative development agreements, and royalties on sales and distribution revenues. Internal vaccine manufacturing and distribution will also be considered by GeoVax. For more information, please visit www.geovax.com.
Forward-Looking Statements
Certain statements in this document are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from those included in these statements due to a variety of factors, including whether: GeoVax can develop and manufacture these vaccines with the desired characteristics in a timely manner, GeoVax’s vaccines will be safe for human use, GeoVax’s vaccines will effectively prevent AIDS in humans, vaccines will receive regulatory approvals necessary to be licensed and marketed, GeoVax raises required capital to complete vaccine development, there is development of competitive products that may be more effective or easier to use than GeoVax’s products, GeoVax will be able to enter into favorable manufacturing and distribution agreements, and other factors, over which GeoVax has no control. GeoVax assumes no obligation to update these forward-looking statements, and does not intend to do so. More information about these factors is contained in GeoVax’s filings with the Securities and Exchange Commission including those set forth at “Risk Factors” in GeoVax’s Form 10-K.
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